EXHIBIT 21.1

List of Subsidiaries of the Registrant

Entity	Jurisdiction
Ruth’s Chris Steak House Franchise, Inc.	Louisiana

Ruth’s Chris Steak House #15, Inc.	Louisiana

Ruth’s Chris Steak House Texas, LP	Texas

RCSH Operations, Inc.	California

RCSH Operations, LLC	Louisiana

RCSH Holdings, Inc.	Louisiana

RCSH Promotions, LLC	Louisiana

RCSH Management, Inc.	Louisiana

R. F. Inc.	Louisiana

R.C. Equipment, Inc.	Louisiana

Ruth’s Chris Steak House Boston LLC	Louisiana

Ruth’s Chris Steak House Dallas, L.P.	Texas